Exhibit 10.16

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”), made as of March 30, 2012 is entered into by BioSig Technologies, Inc., at 12424 Wilshire Blvd Suite 745, Los Angeles, CA  90025 (the “Company”), and, Dr. Mauricio S. Arruda at 4030 Oxford Court, Orange Village, 44122 – Ohio (the “Consultant”).

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified in section 1.0

1.1
Consultant shall advise the company’s management, employees, and agents, in matters related to development and implementation of software and/or hardware designed for the purpose of mapping cardiac signals during electrophysiologic studies. Such consultation will include reviewing activities and development in the field of interest and advising on new products and applications for the Company Technology.

1.2	Consultant shall facilitate and mentor group discussions as well as serve as instructor and proctor during training programs.

1.3
During all presentations on behalf of the Company, including, but not limited to, clinical/scientific presentations at conferences and seminars, Consultant shall not discuss or present data, information, commentary, and/or opinion on the off-label use of Company products in accordance with the intended use approved or cleared by the US Food and Drug Administration and included in the product labeling and/or instruction for use.

2. Term.  This Agreement shall commence on  March 30, 2012  (the “Commencement Date”) for a period of one (1) year.  This Agreement shall automatically renew annually, unless terminated by the written notice of either the Company or the Consultant at least thirty (30) days prior to such automatic renewal.

3. Compensation.

3.1.  The Company shall compensate the Consultant with a cash stipend of US $ 3,000.00 for all services described in Section 1.0 requiring Consultant services on a per occurrence or per diem basis.

3.2.  In addition to payments pursuant to Section 1.0, the Company shall pay the Consultant US  $300.00 per hour for consulting services provided over the phone lasting less than three hours otherwise the per-diem fees above apply.

3.3.  Reimbursement of Expenses.  All costs and expenses of Consultant’s while performing Services for the Company shall be borne by the Company.  These expenses must be pre-approved by the Company and will be reimbursed to the Consultant upon submission of a detailed invoice.

4. Cooperation.  The Consultant shall use his best efforts in the performance of his obligations under this Agreement, including, but not limited to, the performance of the Services.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder.

5. Independent Parties.  It is the express intention of the parties to this Agreement that the Consultant is an independent contractor, and is classified by the Company as such for all employee benefit purposes, and is not an employee, agent, joint venture, or partner of the Company.  Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and the Consultant.  Both parties understand and agree that the Consultant may perform services for others during the term of this Agreement.  Consultant shall have no authority to assume, create, or enlarge any obligation or commitment on behalf of the Company, including, but not limited to, executing agreements or other documents on behalf of the Company, without the prior written consent of the Company.

6. Confidential Information.  Consultant understands that the Company possesses Proprietary Information (as defined below) which is important to its business and that this Agreement creates a relationship of confidence and trust between Consultant and the Company with regard to Proprietary Information.

For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or is developed, created or discovered by Consultant while performing the Services, or which became or will become known by, or was or is conveyed to the Company which has commercial value to the Company.  “Proprietary Information” includes, but is not limited to, trade secrets, designs, technology, know-how, works of authorship, source and object code, algorithms, processes, data, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, customers, customer lists and other information concerning the Company’s actual or anticipated business, research or development, personnel information, terms of compensation and performance levels of Company employees, or information which is received in confidence by or for the Company from any other person.  Consultant understands and agrees that this consulting relationship creates a relationship of confidence and trust between the Company and Consultant with respect to Proprietary Information.

At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust, and will not use or disclose, any Proprietary Information without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing the Services under this Agreement, or as otherwise required by applicable law.

7. Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, email or upon deposit in the United States Post Office or other courier addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8. Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9. Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

10. Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

11. Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.

12. Miscellaneous.

12.1.
No delay or omission by the Company in exercising any right under this Agreement shall   operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2.	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.  In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BioSig Technologies, Inc.

/s/ Budimir S. Drakulic
_________________________________________
Budimir Drakulic, PhD, Chief Technology Officer

Consultant

/s/ Mauricio Arruda
_________________________________________
Mauricio Arruda, MD